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                                                                    Exhibit 23.2




CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Baldwin Piano & Organ Company:


We consent to the incorporation by reference in each of the registration statements (File Nos. 33-53809, 333-65947 and 333-3775) on Form S-8 of Baldwin Piano & Organ Company of our report dated February 23, 1998, relating to the consolidated balance sheet of Baldwin Piano & Organ Company and subsidiaries as of December 31, 1997, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1997, including the related schedule, which report is included in the December 31, 1998 annual report on Form 10-K of Baldwin Piano & Organ Company.



KPMG LLP

Cincinnati, Ohio
March 29, 1999



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